Exhibit 12.1
Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(In millions, except ratios)


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                       Nine Months             Years Ended December 31,
                   Ended Sept. 30,   -------------------------------------------
                              2000   1999 (1)   1998    1997 (2)   1996    1995
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Earnings
Income before income taxes   $1,461   $1,247   $1,305   $  715   $  668   $  650

Interest expense                191      233      140      107       61       63

Portion of rents
representative of the
interest factor                  90      121      104       88       72       73

Amortization of
capitalized interest              1        1        1        1        1        1
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                             $1,743   $1,602   $1,550   $  911   $  802   $  787
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Fixed Charges
Interest expense             $  191   $  233   $  140   $  107   $   61   $   63

Portion of rents
representative of the
interest factor                  90      121      104       88       72       73
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                             $  281   $  354   $  244   $  195   $  133   $  136
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Ratio of Earnings
to Fixed Charges                6.2      4.5      6.4      4.7      6.0      5.8


(1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.

(2) For the year ended December 31, 1997, income before income taxes included a $244 million special charge related to the Johnson & Higgins integration, London real estate and the disposal of certain assets. Excluding that charge, the ratio of earnings to fixed charges would have been 5.9.